Exhibit (a)(1)(i)

ADOLOR CORPORATION

OFFERING MEMORANDUM RELATING TO OUR OFFER TO EXCHANGE CERTAIN
OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
FOR REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK

THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. EASTERN DAYLIGHT TIME,
OR EDT, ON WEDNESDAY, AUGUST 19, 2009, UNLESS THIS OFFER IS EXTENDED OR
TERMINATED

Adolor Corporation (“Adolor,” the “Company,” “our,” “us” or “we”) is offering eligible employees of Adolor the opportunity to exchange outstanding options to purchase shares of our Common Stock granted under the Amended and Restated 1994 Equity Compensation Plan (the “1994 Plan”) and the Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan” and, together with the 1994 Plan, the “Plans”) that were issued more than 24 months prior to the commencement of the Exchange Program (as defined below) and have a per share exercise price equal to or greater than $7.00 (the “Eligible Options”), for new options to purchase fewer shares of our Common Stock at an exercise price equal to the closing price of our Common Stock on the NASDAQ Global Market on the date of the grant (the “Replacement Options”) on the terms and conditions set forth in this offering memorandum. In this offering memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for Replacement Options in accordance with the terms of this Offer as the “Exchange Program.” In this offering memorandum, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this offering memorandum under the caption “This Offer,” which begins on page 12.

Each of the Eligible Options that may be exchanged pursuant to this Offer was granted under the 1994 Plan or the 2003 Plan. Replacement Options issued in exchange for Eligible Options under the 1994 Plan will be issued under the 1994 Plan, and Replacement Options exchanged for Eligible Options under the 2003 Plan will be issued under the 2003 Plan. Replacement Options will be granted upon the terms and subject to the conditions set forth in this offering memorandum and the related Adolor Stock Option Exchange Program Election Form (the “Election Form”). Participation in the Exchange Program is completely voluntary.

The Exchange Program will be open only to current employees of the Company who remain continuously employed through the expiration date of this Offer (the “Eligibility Period”) and hold unexercised Eligible Options (the “Eligible Persons”). The Exchange Program will not be available to members of our Board of Directors or our executive officers, consultants or former employees.

If you are an Eligible Person, you may elect to exchange all or none of your Eligible Options for Replacement Options on a tier-by-tier basis based on the exercise prices of the Eligible Options. To the extent that an Eligible Person elects to exchange Eligible Options that have an exercise price within a particular tier, the Eligible Person must exchange all of the Eligible Options that the Eligible Person holds that are within that particular tier. Eligible Persons will not be permitted to exchange a portion (instead of all) of the Eligible Options within an individual tier for Replacement Options. An Eligible Person will be permitted, however, to exchange all of his or her Eligible Options within one tier while electing not to exchange any Eligible Options in a different tier. See Section 1.

Each Eligible Person who participates in the Exchange Program will receive Replacement Options to purchase a lesser number of shares of Adolor Common Stock in exchange for his or her Eligible Options that are tendered and accepted for exchange in accordance with the terms of this Offer. The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options will depend on the exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date. See Section 8.

All Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled on the first business day after the expiration of this Offer. An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of this Offer. If you elect to exchange an Eligible Option pursuant to this Offer and your election is accepted, we will grant you Replacement Options under the Plans in exchange for the Eligible Options you have tendered for exchange. We expect that the grant date for Replacement Options will be August 20, 2009, the first business day following the expiration of this Offer, unless this Offer is extended by us.

Each Replacement Option will:

•                                    be exercisable for fewer shares than the Eligible Option it will replace;

•                                    have a per share exercise price equal to the closing sale price of the Company’s Common Stock on the Replacement Option grant date as reported by the NASDAQ Global Market;

•                                    vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date (i.e., February 20, 2012, assuming the expiration of this Offer on August 19, 2009), then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date;

•                                    have an expiration date that is identical to that of the Eligible Options being exchanged for such Replacement Option; thus, the term of a Replacement Option will be the remaining term of the Eligible Options for which the Replacement Option was exchanged; and

•                                    have other terms set forth in provisions of the applicable Plan and any supplemental terms contained in the option agreement used for the option awards.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own personal decision whether to elect to exchange your Eligible Options. We urge you to consult your personal financial, tax and legal advisors before deciding whether to elect to exchange your Eligible Options.

This Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions that we describe in Section 7.

We obtained stockholder approval to conduct this Offer at our 2009 Annual Meeting of Stockholders.

Shares of our Common Stock are quoted on the NASDAQ Global Market under the symbol “ADLR.” On July 17, 2009, the closing price of our Common Stock as quoted on the NASDAQ Global Market was $1.58 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program.

As of July 21, 2009, options to purchase 6,245,967 shares of our Common Stock were granted and outstanding under the Plans, of which Eligible Persons held Eligible Options to purchase a total of 984,604 shares of our Common Stock. The shares of Common Stock issuable upon exercise of Eligible Options by Eligible Persons represent approximately 1.9% of the total shares of our Common Stock outstanding as of July 21, 2009, on a fully diluted basis, including shares subject to options granted and outstanding under all of Adolor’s stock option plans.

We reserve the right to terminate this Offer upon the occurrence of the events described in Sections 7 and 14.

IMPORTANT

If you wish to participate in the Exchange Program, you must complete the Election Form included with this offering memorandum and submit the completed Election Form by one of the following methods:

•                                    mailed or hand delivered to: Adolor Corporation, Attn: Leah Zuber;

•                                    faxed to: 484-595-1582, Attn: Leah Zuber; or

•                                    scanned and e-mailed to: OptionExchange@adolor.com.

Election Forms should not be sent via inter-office mail.

To participate in the Exchange Program, your Election Form must be received by us no later than 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended. You should not assume that any extension of this Offer will occur. You will receive a confirmation by e-mail after our receipt of your completed Election Form. If your Eligible Options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your Replacement Options promptly following the expiration of this Offer.

Adolor has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information referred to in this offering memorandum. Adolor has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in or referred to in this offering memorandum or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this offering memorandum or in the related Election Form, you must not rely upon that recommendation, information or representation as having been authorized by Adolor.

Nothing in this offering memorandum gives any person the right to remain in the employ of Adolor or affects our right to terminate the employment of any person at any time with or without cause. Nothing in this offering memorandum constitutes a contract or guarantee of employment or compensation.

i

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE		2

1.	What is the Exchange Program?	2
2.	Why are we conducting the Exchange Program?	2
3.	What are Eligible Options?	2
4.	Who are Eligible Persons?	3
5.	What are Replacement Options?	3
6.	How are Replacement Options different from Eligible Options?	3
7.	Will my Replacement Options be incentive stock options or non-qualified stock options?	3
8.	How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?	3
9.	How were the exchange ratios determined?	4
10.	What are the exchange ratios for this Offer?	4
11.	How will the exercise price of a Replacement Option be determined?	5
12.	Do I have to participate in the Exchange Program?	5
13.	When must I be an Eligible Person?	5
14.	Does participation in the Exchange Program create a right to continued employment?	5
15.	What happens if I leave Adolor because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	5
16.	If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?	6
17.	What will happen to my Eligible Option if I choose not to exchange it?	6
18.	Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?	6
19.	May Adolor cancel this Offer?	6
20.	What are the conditions to this Offer?	6

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM		6

21.	How do I participate in the Exchange Program?	6
22.	How will I know Adolor received my Election Form?	7
23.	How will I know my Eligible Option was exchanged?	7
24.	Is Adolor required to accept my Eligible Options for exchange?	7
25.	How do I obtain information about all of my existing stock options?	7
26.	Must I submit my Eligible Option grant documents with my Election Form?	7
27.	What is the deadline to elect to participate in the Exchange Program?	7
28.	What will happen if my Election Form is not received as required by the deadline?	7

ii

29.	May I withdraw or change my election?	8
30.	How do I withdraw or change my election?	8
31.	If I have multiple Eligible Options, may I elect to exchange some but not others?	8
32.	May I exchange the remaining portion of a grant of Eligible Options that I have already partially exercised?	8
33.	May I exchange both the vested and unvested portions of a grant of Eligible Options?	8
34.	When will I receive my Replacement Option grant?	9
35.	What if my employment with Adolor is terminated after the date the Replacement Options are granted?	9
36.	After I receive Replacement Options, what happens if my Replacement Options become underwater?	9

OTHER IMPORTANT QUESTIONS		9

37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?	9
38.	How should I decide whether or not to participate?	9

iii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer.  We urge you to read the following questions and answers carefully.  We also urge you to read the remainder of this offering memorandum and the Election Form where you can find more complete discussions of the topics addressed in this Summary Term Sheet.  Because each Eligible Person’s individual circumstances will be different, we suggest that you consult with your personal financial, tax and legal advisors before deciding whether or not to participate in the Exchange Program.  Please review these questions and answers and the other materials provided carefully to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:

•                                  Exchange Program Design and Purpose

•                                  Administration and Timing of the Exchange Program

•                                  Other Important Questions

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.                      What is the Exchange Program?

The Exchange Program is a program being offered by Adolor to allow Eligible Persons to exchange their Eligible Options for Replacement Options.  The Exchange Program is voluntary and will allow Eligible Persons to choose whether to keep their Eligible Options at the existing exercise prices or to exchange those options for Replacement Options.  The Exchange Program does not pertain to, and will have no effect on, any options you own other than Eligible Options.  See Section 1.

2.                      Why are we conducting the Exchange Program?

We believe that effective and competitive employee compensation and incentive programs are critical to the success of our Company.  In particular, the Company has granted options to purchase the Company’s Common Stock to its employees in accordance with our view that long-term compensation should align employees’ interests with those of the Company’s stockholders.  We believe that equity compensation encourages employees to work toward the Company’s success while also providing a strong recruiting and retention value.

Under the Plans, the per share exercise price of the Company’s stock options is set at the closing sales price of our Common Stock on the NASDAQ Global Market on the date of grant.  As a result, most of the Company’s stock options are currently “underwater,” meaning that the options have exercise prices significantly higher than the current market price of our Common Stock.  As a result of this, an important component of our compensation program is perceived by employees as having little value.  For example, the closing sale price of our Common Stock on the NASDAQ Global Market on July 17, 2009 was $1.58, whereas the weighted average exercise price of our currently outstanding Eligible Options held by Eligible Persons was $13.05.  As of July 21, 2009, all of our outstanding Eligible Options held by Eligible Persons were underwater.  These underwater options may not be sufficiently effective to motivate and retain our employees, particularly given the significant competition we face in attracting and retaining talented employees.  By offering this Exchange Program, we believe we are offering a meaningful incentive to employees that also is aligned with the interests of our stockholders.  See Section 2.

3.                      What are Eligible Options?

Eligible Options are those currently outstanding options to purchase from Adolor shares of Adolor Common Stock that (i) were granted under the 1994 Plan or the 2003 Plan, (ii) have an exercise price per share equal to or greater than $7.00 and (iii) were issued before July 22, 2007 (i.e., 24 months prior to the commencement of the Exchange Program).  See Section 1.

4.                      Who are Eligible Persons?

Eligible Persons are those current employees of the Company who remain continuously employed through the expiration date of this Offer and hold unexercised Eligible Options.  For purposes of this Offer, members of our Board of Directors and our executive officers, consultants and former employees are not Eligible Persons.  See Section 1.

5.                      What are Replacement Options?

Replacement Options are the options that will be granted to Eligible Persons in exchange for tendered and accepted Eligible Options.  See Section 1.

6.                      How are Replacement Options different from Eligible Options?

Each Replacement Option will represent the right to purchase fewer shares at a lower exercise price per share than the Eligible Option for which it is exchanged.  See Question 8 for an explanation of how the number of shares that will be subject to each Replacement Option will be determined.  See Question 11 for an explanation of how the exercise price for the Replacement Options will be determined.

The expiration date of a Replacement Option will be the same as the expiration date of the Eligible Option surrendered in exchange therefor.  Vesting of the Replacement Options will be re-set so that all Replacement Options will vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date (i.e., February 20, 2012, assuming the expiration of this Offer on August 19, 2009), then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date.

All other terms of the Replacement Options will, in each case, be based upon the provisions of the applicable Plan and any supplemental terms contained in the option agreement used for the option awards.  See Sections 1 and 8.

7.                      Will my Replacement Options be incentive stock options or non-qualified stock options?

In issuing Replacement Options, we will seek to retain the same character as the Eligible Options they replace.  If the Eligible Option you tender for exchange is a non-qualified stock option, the Replacement Option you receive in its place will likewise be a non-qualified stock option.  If the Eligible Option you tender for exchange is an incentive stock option, the Replacement Option you receive in its place will likewise be an incentive stock option. Note, however, that to the extent that the aggregate fair market value (determined as of the grant date) of shares of Common Stock with respect to which options designated as incentive stock options become exercisable by an optionee during any calendar year exceeds $100,000, such options shall not constitute incentive stock options.  See Section 13.

8.                      How will the number of shares I will be entitled to purchase pursuant to a Replacement Option be determined?

The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined by applying the applicable exchange ratio.  See Question 10 for a list of the exchange ratios for this Offer.  If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis.  No consideration will be paid for such fractional shares.  See Sections 1 and 8.

9.                      How were the exchange ratios determined?

The exchange ratios were established after consultation by our Board of Directors with an independent third-party expert consultant on stock plans and stock proposals.  In determining the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange.  The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the Eligible Options proposed to be exchanged, estimated weighted average remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price.  See Sections 1 and 8.

10.               What are the exchange ratios for this Offer?

Determination of the applicable exchange ratio depends on the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date.  As a result, the number of shares you will be entitled to purchase pursuant to a Replacement Option will not be determinable before that date.  The exchange ratios that will be used to determine the number of shares issuable pursuant to each Replacement Option are as follows:

Exchange Ratio (Eligible for Replacement) By Tier (1)(2)
Closing Sale Price	Tier 1: $7.00 - $8.99	Tier 2: $9.00 - $14.49	Tier 3: $14.50 - $18.99	Tier 4: $19.00 and up
$1.25	8.1 to 1	15.3 to 1	16.9 to 1	33.2 to 1
$1.50	6.1 to 1	10.8 to 1	12.8 to 1	22.8 to 1
$1.75	4.9 to 1	8.2 to 1	10.3 to 1	16.9 to 1
$2.00	4.0 to 1	6.5 to 1	8.5 to 1	13.2 to 1
$2.25	3.5 to 1	5.4 to 1	7.2 to 1	10.7 to 1
$2.50	3.0 to 1	4.6 to 1	6.3 to 1	9.0 to 1
$2.75	2.7 to 1	4.0 to 1	5.5 to 1	7.6 to 1
$3.00	2.4 to 1	3.5 to 1	5.0 to 1	6.7 to 1
$3.25	2.2 to 1	3.1 to 1	4.5 to 1	5.9 to 1
$3.50	2.1 to 1	2.8 to 1	4.1 to 1	5.3 to 1
$3.75	1.9 to 1	2.6 to 1	3.8 to 1	4.7 to 1
$4.00	1.8 to 1	2.4 to 1	3.5 to 1	4.3 to 1
$4.25	1.7 to 1	2.2 to 1	3.2 to 1	4.0 to 1
$4.50	1.6 to 1	2.1 to 1	3.1 to 1	3.7 to 1
$4.75	1.5 to 1	2.0 to 1	2.9 to 1	3.4 to 1
$5.00	1.5 to 1	1.8 to 1	2.7 to 1	3.2 to 1

(1)                  The stated exchange ratios will apply for all exercise prices for Replacements Options within the applicable tier (if, for example, the exercise price for an Eligible Option is $10.75 and the closing sale price on the last trading day immediately prior to the Replacement Option grant date is $2.00, then the exchange ratio will be 6.5 for 1 (i.e., an Eligible Person would receive a Replacement Option for 0.1539 of a share of Common Stock for each share of Common Stock underlying an Eligible Option that is surrendered for exchange)).

(2)                  If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis.  No consideration will be paid for such fractional shares.

For example, if the closing sale price on the last trading day immediately prior to the Replacement Option grant date is $2.00, then:

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $8.00 per share can be exchanged for a               Replacement Option to purchase 250 shares;

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $12.00 per share can be exchanged for a Replacement Option to purchase 153 shares;

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $17.00 per share can be exchanged for a Replacement Option to purchase 117 shares; and

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $21.00 per share can be exchanged for a Replacement Option to purchase 75 shares.

For a closing sale price between the closing sale prices shown above, exchange ratios will be determined on the basis of straight line interpolation.  For example, if the closing price on the Replacement Option grant date is $1.12, the exchange ratios will be 10.1 to 1, 19.9 to 1, 20.5 to 1 and 44.5 to 1 for Tiers 1, 2, 3 and 4, respectively.  If the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date is higher or lower than the range covered by the table above, the exchange ratios will be determined in a manner consistent with those shown in the table.

The exchange ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with exercise prices significantly above current market value, and the correspondingly higher value of Eligible Options with a lower exercise price.  Since an Eligible Option with a high exercise price is worth less than an Eligible Option with an exercise price closer to the current trading price of our Common Stock (assuming a corresponding expiration date), an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with a low exercise price.  See Section 8.

11.               How will the exercise price of a Replacement Option be determined?

All Replacement Options will be granted with an exercise price equal to the closing sale price of the Company’s Common Stock on the Replacement Option grant date as reported by the NASDAQ Global Market.  See Sections 1 and 8.

12.               Do I have to participate in the Exchange Program?

No.  Participation in the Exchange Program is completely voluntary.  Although the Board of Directors of Adolor has approved making this Offer to Eligible Persons, neither Adolor nor its Board of Directors is making any recommendation as to your participation in the Exchange Program.  We urge you to consult your personal financial, tax and legal advisors for advice on the tax and other investment-related implications of participating in the Exchange Program.  See Section 2.

13.               When must I be an Eligible Person?

To participate in the Exchange Program, you must be an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Offer commences, July 22, 2009, through the date this Offer expires, expected to be August 19, 2009, unless this Offer is extended or terminated by us.  If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Offer will be automatically voided and your existing Eligible Options will remain unchanged.  See Section 1.

14.               Does participation in the Exchange Program create a right to continued employment?

No.  Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.  See Section 17.

15.               What happens if I leave Adolor because my employment is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Person for any reason at any time during the Eligibility Period, any election you make to participate in the Exchange Program will be automatically voided, you will not receive Replacement Options and the Eligible Options you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the option grant documents for those Eligible Options.  See Sections 1 and 5.

16.               If I participate in the Exchange Program, what will happen to the Eligible Options that I exchange?

Eligible Options that are accepted for exchange pursuant to this Offer will be cancelled on the first business day following the expiration of this Offer.  Shares underlying Eligible Options tendered for exchange will be available for future issuance by the Company under the Plans.  See Sections 5 and 11.

17.               What will happen to my Eligible Option if I choose not to exchange it?

Eligible Options that are not exchanged will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date.  See Section 1.

18.               Will my participation in the Exchange Program affect my eligibility to receive future stock option grants?

No.  Participation or non-participation in the Exchange Program will have no effect on your consideration for future stock option grants.

19.               May Adolor cancel this Offer?

Adolor may, at its sole discretion, decide to terminate this Offer at any time prior to the expiration of this Offer, upon the occurrence of the events described in Sections 7 and 14.  If this Offer is terminated, any Eligible Options that were tendered for exchange will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date.  Any cancellation of this Offer will be treated, for all purposes, as if no offer to exchange was ever made.  See Sections 7 and 14.

20.               What are the conditions to this Offer?

This Offer is subject to a number of conditions.  Please read this entire offering memorandum carefully for a full description of all of the terms and conditions of this Offer.  This Offer is not conditioned upon a minimum number of Eligible Options being tendered for exchange.  See Section 7.

ADMINISTRATION AND TIMING OF THE EXCHANGE PROGRAM

21.               How do I participate in the Exchange Program?

Election instructions, along with the required documentation to make your exchange election, are included with this offering memorandum.  To participate, you must complete and submit the included Election Form which must be received by us no later than 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended.  Election Forms may be submitted by any one of the following methods:

•                                  mailed or hand delivered to: Adolor Corporation, Attn: Leah Zuber;

•                                  faxed to: 484-595-1582, Attn: Leah Zuber; or

•                                  scanned and e-mailed to: OptionExchange@adolor.com.

Election Forms should not be returned via inter-office mail.  If you have any questions about the election process, please send an e-mail directly to OptionExchange@adolor.com.  See Section 3.

22.               How will I know Adolor received my Election Form?

You will receive a confirmation by e-mail after we receive your completed Election Form.  If you do not receive a confirmation, please contact Leah Zuber, by telephone, 484-595-1932, or e-mail, lzuber@adolor.com.  See Section 3.

23.               How will I know my Eligible Option was exchanged?

If your Eligible Options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your Replacement Options promptly following the expiration of this Offer.  See Section 5.

24.               Is Adolor required to accept my Eligible Options for exchange?

We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  We will endeavor to notify you in writing if we reject your tendered Eligible Options for any reason prior to the expiration date of this Offer.  Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.  Subject to our rights to extend, terminate and amend this Offer, we will accept all Eligible Options properly tendered for exchange that are not validly withdrawn on the first business day following the expiration of this Offer.  See Section 3.

25.               How do I obtain information about all of my existing stock options?

You may obtain information regarding your current option holdings by contacting Leah Zuber (see Question 22).  Information regarding your Eligible Options is also included in the personalized Election Form included with this offering memorandum.  See Section 3.

26.               Must I submit my Eligible Option grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender Eligible Options for exchange.  See Section 3.

27.               What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended by us.  This means that your completed Election Form must be received by us before that time.  Election Forms can be submitted by any one of the permitted methods set forth in the answer to Question 21.  Election Forms should not be returned via inter-office mail.

We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long.  If this Offer is extended, we will make a public announcement of the extension as described in Section 14.  If this Offer is extended, you must deliver your Election Form before the time to which this Offer is extended.  See Sections 1 and 14.

28.               What will happen if my Election Form is not received as required by the deadline?

If your Election Form is not received by us by the deadline, then you will not be able to participate in the Exchange Program and your Eligible Options will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date.  See Section 3.

29.               May I withdraw or change my election?

Yes.  You may withdraw or change a previously submitted election to exchange Eligible Options at any time before 5:00 p.m. EDT on Wednesday, August 19, 2009.  If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.  See Section 4.

30.               How do I withdraw or change my election?

You may withdraw or change your previously submitted Election Form in one of the following two ways:

•                                  By requesting a replacement Election Form and submitting it in the same manner set forth in the answer to Question 21.  We must receive the replacement Election Form before the expiration of this Offer at 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended by us.

•                                  By completing and returning the notice of withdrawal (the “Notice of Withdrawal”) included in the materials furnished to you with this Offer, and delivering it to Adolor in accordance with the instructions contained therein so that we receive it before the expiration of this Offer at 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended by us.

It is your responsibility to confirm that we have received your replacement Election Form or Notice of Withdrawal before the expiration of this Offer.  In all cases, the last Election Form or Notice of Withdrawal received by us from you prior to the expiration of this Offer will prevail.  See Section 4.

31.               If I have multiple Eligible Options, may I elect to exchange some but not others?

You may elect to exchange some or all of your Eligible Options for Replacement Options on a tier-by-tier basis based on the exercise prices of the Eligible Options.  The four exchange tiers are as follows:

Exchange Tier	Eligible Option Exercise Price
1	$7.00 — $8.99
2	$9.00 — $14.49
3	$14.50 — $18.99
4	$19.00 and up

To the extent that an Eligible Person elects to exchange Eligible Options that have an exercise price within a particular tier, the Eligible Person must exchange all of the Eligible Options that the Eligible Person holds that are within that particular tier.  Eligible Persons will not be permitted to exchange a portion (instead of all) of the Eligible Options within an individual tier for Replacement Options.  An Eligible Person will be permitted, however, to exchange all of his or her Eligible Options within one tier while electing to not exchange any Eligible Options in a different tier.  See Section 1.

32.               May I exchange the remaining portion of a grant of Eligible Options that I have already partially exercised?

Yes.  Any remaining outstanding, unexercised portion of a grant of Eligible Options may be exchanged.  See Section 1.

33.               May I exchange both the vested and unvested portions of a grant of Eligible Options?

Yes.  To the extent that an Eligible Person elects to exchange Eligible Options that have an exercise price within a particular tier, the Eligible Person must exchange all of the Eligible Options that the Eligible Person holds that are within that particular tier, whether or not the Eligible Options are fully vested.  See Section 1.

34.	When will I receive my Replacement Option grant?

We will grant the Replacement Options on the first business day after the expiration of this Offer, at the same time as the Eligible Options you tendered for exchange are cancelled.  If this Offer expires on August 19, 2009, we will grant the Replacement Options on August 20, 2009.  Grant documents for the Replacement Options will be furnished to you promptly thereafter.  See Section 5.

35.	What if my employment with Adolor is terminated after the date the Replacement Options are granted?

If your employment with Adolor is terminated for any reason after the date Replacement Options are granted to you, you will have the same exercise rights, if any, under each of your Replacement Options that you would have had under the Eligible Option exchanged for that Replacement Option, but with respect to the smaller number of shares, a lower exercise price provided for in the Replacement Option and the new vesting schedule.

Each Replacement Option will have the same expiration date and be subject to the same forfeiture conditions as the corresponding Eligible Option.  However, the vesting schedule will be altered so that the Replacement Option will vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date (i.e., February 20, 2012, assuming the expiration of this Offer on August 19, 2009), then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date.  See Sections 1 and 8.

36.	After I receive Replacement Options, what happens if my Replacement Options become underwater?

We are conducting the Exchange Program at this time because of Adolor’s recent stock price decline.  We can provide no assurance as to the price of our Common Stock at any time in the future.  Moreover, we cannot speculate on whether we will ever conduct another exchange program at any time in the future should your Replacement Options become underwater.

OTHER IMPORTANT QUESTIONS

37.	Are there any U.S. federal income tax consequences to my participation in the Exchange Program?

We believe the exchange of Eligible Options for Replacement Options pursuant to the Exchange Program should be treated as a non-taxable exchange and neither we nor any participating Eligible Persons should recognize any income or loss for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of Replacement Options.  However, the tax consequences of the Exchange Program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position.  The law and regulations themselves are also subject to change.  This and other tax considerations relating to the exchange and the Replacement Options are described in Section 13.  See Question 7 for a discussion of the treatment of your Replacement Options as incentive stock options or non-qualified stock options.  You should review this information carefully before deciding whether or not to participate in this Offer.  All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program.   See Section 13.

38.	How should I decide whether or not to participate?

The decision to participate must be each individual Eligible Person’s personal decision, and it will depend largely on each Eligible Person’s assumptions about the performance of our stock price and our business.  We suggest that you consult with your personal financial, tax and legal advisors before deciding whether or not to participate in the Exchange Program.  See Section 17.

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below.  The risks and uncertainties below and the risks and uncertainties set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2009 and incorporated herein by reference, highlight the material risks of participating in this Offer and relating to the Company’s business generally.  Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in this Offer.  In addition, we urge you to read all of the materials relating to this Offer before deciding whether or not to tender your Eligible Options for exchange.

Risks Related to this Offer

You will receive new options covering fewer shares than the Eligible Options that you tender for exchange under this Offer.

The number of shares represented by a Replacement Option will be determined using exchange ratios designed to result in a fair value exchange of Eligible Options tendered for Replacement Options.  As a result, you will be issued Replacement Options that will represent the right to purchase fewer shares at a lower exercise price than the Eligible Options tendered for exchange.

Depending on the extent of any increase in the price of our Common Stock after the date on which your Eligible Options were cancelled, the gain on the exercise of the Replacement Options received in exchange could be less than the gain you would have had by retaining and exercising the cancelled Eligible Options.

Because you will receive new options covering fewer shares than the Eligible Options surrendered, it is possible that, at some point in the future, your exchanged Eligible Options would have been economically more valuable than the new Replacement Options issued pursuant to this Offer.  For example, assume, for illustrative purposes only, that you exchange an Eligible Option with at least three years of remaining life for 5,000 shares with an exercise price of $11.00, that you receive a grant of a Replacement Option for 769 shares and the exercise price under the new Replacement Option is $2.00 per share, and three years after the new grant date the price of our Common Stock had increased to $14.00 per share.  Under this example, disregarding broker commissions, if you had kept and exercised your exchanged Eligible Option and immediately sold all 5,000 shares acquired on exercise at $14.00 per share, you would have realized a pre-tax gain of $15,000, while a similar exercise and sale of shares under the Replacement Option would result in a pre-tax gain of $9,228.

Replacement Options have new vesting requirements that could negatively impact your ability to exercise unvested Replacement Options.

Any Replacement Options you receive in exchange for Eligible Options will not be immediately exercisable.   Replacement Options will vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date, then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date.  If in the future the price of our Common Stock increases above the exercise price of any Replacement Options you receive pursuant to this Offer, you may be unable to exercise any or all of your Replacement Options as a result of these new vesting requirements. Moreover, if your employment with Adolor is terminated before all of your Replacement Options have vested, your unvested Replacement Options will terminate without vesting having occurred regardless of whether the Eligible Options that you surrendered for such Replacement Options would have been vested and exercisable at the time of such termination of employment.

If you surrender incentive stock options pursuant to this Offer, you may not receive incentive stock options in exchange for all of the incentive stock options surrendered by you, and any incentive stock options that you receive pursuant to this Offer may limit the portion of your future grants of stock options from Adolor that may be issued in the form of incentive stock options.

If you surrender incentive stock options pursuant to this Offer and your Eligible Options are accepted, the Replacement Options that you receive in exchange for the incentive stock options that you surrender will be incentive stock options to the maximum extent permitted by United States federal tax laws.  If you are not permitted to receive Replacement Options in the form of incentive stock options because of limitations under applicable United States federal tax laws, you will receive non-qualified stock options in exchange for such incentive stock options.  In addition, the receipt of Replacement Options that are incentive stock options may limit the portion of any future grants of stock options from Adolor that may be issued in the form of incentive stock options.  See Section 13.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax consequences for participating in this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you.  You should be certain to consult your own tax advisors to discuss these consequences.

Business-Related Risks

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal year ended March 31, 2009, filed with the SEC on April 30, 2009, which is incorporated herein by reference.

THIS OFFER

SECTION 1.               Eligibility; Number of Options; Expiration Time.

Upon the terms and subject to the conditions of this Offer, we will grant Replacement Options under the Plans in exchange for Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 4 before the “Expiration Time,” as we have defined this term below.

Eligible Options are those currently outstanding vested or unvested options to purchase from Adolor shares of Adolor Common Stock that (i) were granted under the 1994 Plan or the 2003 Plan, (ii) have an exercise price per share equal to or greater than $7.00 and (iii) were issued before July 22, 2007 (i.e., 24 months prior to the commencement of the Exchange Program).  Eligible Options that are not exchanged will remain outstanding and retain all of their existing terms, including, among others, the existing exercise price, vesting schedule and expiration date.

The Exchange Program will be open only to Eligible Persons.  Eligible Persons are those current employees of the Company who remain employed through the expiration date of this Offer and hold unexercised Eligible Options.  For purposes of this Offer, members of our Board of Directors and our executive officers, consultants and former employees are not Eligible Persons.

Even if you are an Eligible Person when the Exchange Program commences, you will not be eligible to exchange your Eligible Option for a Replacement Option unless you continue to meet all of the conditions to being an Eligible Person throughout the entire Eligibility Period, including the expiration date of this Offer.

This Offer’s expiration time is 5:00 p.m. EDT on Wednesday, August 19, 2009 (the “Expiration Time”), unless and until we, in our sole discretion, extend the period of time during which this Offer will remain open.  If we extend the period during which this Offer remains open, the Expiration Time will be the latest time and date at which this Offer, as so extended, expires.  See Section 14 for a description of our rights to extend, delay, terminate and amend this Offer.

You may elect to exchange some or all of your Eligible Options for Replacement Options on a tier-by-tier basis based on the exercise prices of the Eligible Options.  The four exchange tiers are as follows:

Exchange Tier	Eligible Option Exercise Price
1	$7.00 – $8.99
2	$9.00 – $14.49
3	$14.50 – $18.99
4	$19.00 and up

To the extent that an Eligible Person elects to exchange Eligible Options that have an exercise price within a particular tier, the Eligible Person must exchange all of the Eligible Options that the Eligible Person holds that are within that particular tier.  Eligible Persons will not be permitted to exchange a portion (instead of all) of the Eligible Options that the Eligible Person holds within a particular tier for Replacement Options.  An Eligible Person will be permitted, however, to exchange all of his or her Eligible Options within one tier while electing to not exchange any Eligible Options in a different tier.  If you have previously exercised a portion of an Eligible Option, only the portion that has not been exercised will be eligible to be exchanged for a Replacement Option.

If you properly tender and do not withdraw an Eligible Option that is accepted for exchange, the exchanged Eligible Option will be cancelled and, subject to the terms of this Offer, you will be entitled to receive a Replacement Option to acquire a certain number of shares determined in the manner described in Section 8, subject to adjustments for any future stock splits, stock dividends and similar events and in accordance with the terms of the applicable Plan.  An Eligible Option that is accepted for exchange will no longer be exercisable after the expiration of this Offer, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Eligible Option will remain outstanding and exercisable in accordance with its terms, notwithstanding any action the Company may have taken to cancel the Eligible Option or issue a Replacement Option, which action will be void and of no force or effect if the tendering individual ceases to be an Eligible Person before the expiration of the Eligibility Period.

The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options will depend on the exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date.  The exchange ratios were established after consultation with an independent third-party expert consultant on stock plans and stock proposals.  In reviewing the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange.  The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the Eligible Options proposed to be exchanged, estimated weighted average remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price.

Each Eligible Option accepted for exchange and cancelled will be replaced with a Replacement Option granted under the 1994 Plan or the 2003 Plan.  Replacement Options issued in exchange for Eligible Options under the 1994 Plan will be issued under the 1994 Plan, and Replacement Options exchanged for Eligible Options under the 2003 Plan will be issued under the 2003 Plan.  Each Replacement Option will represent the right to purchase at a lower exercise price per share fewer shares than the Eligible Option for which it is exchanged.  If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis.  No consideration will be paid for such fractional shares.

Each Replacement Option will:

•	have a per share exercise price equal to the closing sale price of the Company’s Common Stock on the Replacement Option grant date as reported by the NASDAQ Global Market;

•

vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date (i.e., February 20, 2012, assuming the expiration of this Offer on August 19, 2009), then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date;

•

have an expiration date that is identical to that of the Eligible Options being exchanged for such Replacement Option; thus, the term of a Replacement Option will be the remaining term of the Eligible Options for which the Replacement Option was exchanged; and

•	have other terms set forth in provisions of the Plans and any supplemental terms contained in the option agreement used for the option awards.

In addition, in issuing Replacement Options, we will seek to retain the same tax status as the Eligible Options they replace.  That is, if the Eligible Option tendered for exchange is a non-qualified stock option, the Replacement Option granted in its place will likewise be a non-qualified stock option.  If an Eligible Option tendered for exchange is an incentive stock option, the Replacement Option granted in its place will likewise be an incentive stock option.  Note, however, that to the extent that the aggregate fair market value (determined as of the grant date) of shares of Common Stock with respect to which options designated as incentive stock options become exercisable by an optionee during any calendar year exceeds $100,000, such options shall not constitute incentive stock options.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements.  The amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2.               Purpose of this Offer.

We believe that effective and competitive employee compensation and incentive programs are critical to the success of our Company.  In particular, the Company has granted options to purchase the Company’s Common Stock to its employees in accordance with our view that long-term compensation should align employees’ interests with those of the Company’s stockholders.  We believe that equity compensation encourages employees to work toward the Company’s success while also providing a strong recruiting and retention value.

Under the Plans, the per share exercise price of the Company’s stock options is set at the closing sales price of our Common Stock on the NASDAQ Global Market on the date of grant.  As a result, most of the Company’s stock options are currently underwater, meaning an important component of our compensation program is perceived by employees as having little value.  For example, the closing sale price of our Common Stock on the NASDAQ Global Market on July 17, 2009 was $1.58, whereas the weighted average exercise price of our currently outstanding Eligible Options held by Eligible Persons was $13.05.  As of July 21, 2009, all of our outstanding Eligible Options held by Eligible Persons were underwater.  These underwater options may not be sufficiently effective to motivate and retain our employees, particularly given the significant competition we face in attracting and retaining talented employees.  By offering this Exchange Program, we believe we are offering a meaningful incentive to employees that also is aligned with the interests of our stockholders.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Options, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in this offering memorandum and to consult your personal financial, tax and legal advisors before deciding whether to elect to exchange your Eligible Options.  You must make your own decision whether to elect to exchange your Eligible Options.

SECTION 3.               Procedures for Electing to Exchange Eligible Options.

Proper Exchange of Eligible Options.  If you wish to participate in the Exchange Program, you must complete the personalized Election Form included with this offering memorandum and submit the completed Election Form by one of the following methods:

•	mailed or hand delivered to: Adolor Corporation, Attn: Leah Zuber;

•	faxed to: 484-595-1582, Attn: Leah Zuber; or

•	scanned and e-mailed to: OptionExchange@adolor.com.

Election Forms should not be sent via inter-office mail.  To participate, your Election Form must be received by us no later than 5:00 p.m. EDT on Wednesday, August 19, 2009, unless this Offer is extended.  You will receive a confirmation by e-mail after our receipt of your completed Election Form.  You do not need to submit any option grant documents in order to tender Eligible Options for exchange.

If we do not receive your Election Form by the Expiration Time, then you will not be able to participate in the

Exchange Program, and each stock option currently held by you will remain outstanding with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the Election Form, is at the election and risk of the electing option holder.  It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the exchange of Eligible Options.  We reserve the right to reject any or all Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely tendered.  We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options for exchange.  If we waive any of the conditions of this Offer we will do so for all option holders.  No tender of Eligible Options for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us.  We will endeavor to notify you in writing if we reject your tender of Eligible Options for any reason prior to the expiration date of this Offer.  Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer.  Our acceptance of the Eligible Options that you tender for exchange pursuant to this Offer will constitute our binding agreement with you upon the terms and subject to the conditions of this Offer.

Subject to our rights to extend, terminate and amend this Offer, we will accept all properly tendered Eligible Options that have not been validly withdrawn on the first business day following the expiration of this Offer.

SECTION 4.               Withdrawal Rights.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 4. You may withdraw your tendered Eligible Options at any time before the Expiration Time.  If the Expiration Time is extended by us, you can withdraw your tendered Eligible Options at any time until the Expiration Time as extended for this Offer.

To validly withdraw a tendered Eligible Option, you must submit a replacement Election Form or a Notice of Withdrawal.  We must receive the replacement Election Form or the Notice of Withdrawal before the Expiration Time.  Providing us with a properly completed Election Form that specifically declines to participate in the Exchange Program and that is submitted in the manner set forth above for submission of an Election Form will constitute a proper notice of withdrawal.  It is your responsibility to confirm that we received your replacement Election Form or your Notice of Withdrawal indicating the withdrawal of your tendered Eligible Option before the Expiration Time.  If you elect to withdraw previously tendered Eligible Options, you must withdraw with respect to all the Eligible Options previously tendered.  Withdrawals that follow the aforementioned procedures will be considered valid and the applicable Eligible Option will not be considered tendered for exchange.  In order to subsequently exchange an Eligible Option that was subject to a valid withdrawal, you must properly re-tender for exchange the Eligible Option before the Expiration Time by following the procedures described in Section 3.

We will endeavor to notify you in writing if we reject your replacement Election Form or Notice of Withdrawal for any reason prior to the expiration date of this Offer.  Nonetheless, neither Adolor nor any other person is obligated to give notice of any defects or irregularities in any Election Form or Notice of Withdrawal submitted to withdraw previously tendered Eligible Options, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of replacement Election Forms and Notices of Withdrawal.

SECTION 5.               Acceptance of Eligible Options for Exchange and Issuance of Replacement Options.

Upon the terms and subject to the conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange Eligible Options properly tendered for exchange and not validly withdrawn before the Expiration Time.

If your Eligible Options are properly tendered for exchange and accepted by us, subject to the terms of this Offer, we will cancel your tendered Eligible Options, and you will be granted Replacement Options, on the first business day following the expiration of this Offer.  Grant documents for the Replacement Options will be provided to you promptly thereafter.

If you cease to be an Eligible Person at any time during the Eligibility Period, your election to participate in this Offer will be automatically voided and your existing Eligible Options will remain outstanding and exercisable in accordance with their terms, notwithstanding any action the Company may have taken to cancel the Eligible Options or issue Replacement Options.

Subject to our rights to extend, terminate and amend this Offer, you will receive your Replacement Option grant documents promptly following the Replacement Option grant date.  The Replacement Option grant date will be the first business day following the expiration of this Offer.

SECTION 6.               Price Range of Common Stock Underlying the Options.

Our Common Stock is quoted on the NASDAQ Global Market under the symbol “ADLR.”  The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as quoted on the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$9.45	$6.53
Second Quarter	$8.97	$3.51
Third Quarter	$4.30	$3.09
Fourth Quarter	$5.34	$3.05
Fiscal Year Ended December 31, 2008
First Quarter	$5.20	$3.75
Second Quarter	$6.09	$4.39
Third Quarter	$5.58	$2.92
Fourth Quarter	$3.69	$1.27
Fiscal Year Ending December 31, 2009
First Quarter	$2.55	$1.61
Second Quarter	$2.38	$1.45
Third Quarter (through July 17, 2009)	$1.82	$1.52

As of July 17, 2009, the closing price of our Common Stock as reported by the NASDAQ Global Market was $1.58 per share.  There is no established trading market for employee stock options to purchase shares of our Common Stock.

We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Exchange Program.

SECTION 7.               Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case subject to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if at any time on or after the date hereof and prior to the Expiration Time any of the following events has occurred, or has been determined by us in our sole discretion to have occurred or be likely to occur, and, in our judgment makes it inadvisable to proceed with this Offer:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acceptance for exchange or cancellation of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or any Eligible Options tendered for exchange, or to us, by any court or any authority, agency or tribunal that in our reasonable judgment would or might directly or indirectly:

(i)

make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Replacement Options for some or all of the Eligible Options tendered for exchange;

(iii)	materially impair (such as by increasing the accounting or other costs of this Offer to us) the contemplated benefits of this Offer to us; or

(iv)	materially and adversely affect the business, condition (financial or otherwise), income or operations of Adolor;

(c) there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)

the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii)	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any significant increase or decrease in the market price of the shares of our Common Stock;

(vi)

any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or otherwise) or operations of Adolor or on the trading in our Common Stock; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)

any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 22, 2009;

(ii)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 22, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(iii)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Adolor or any of the assets or securities of Adolor; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of Adolor that, in our reasonable judgment, has had or may have a material adverse effect on Adolor.

The conditions to this Offer are for our benefit.  We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Time.  We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Time, in our reasonable discretion, whether or not we waive any other condition to this Offer.  Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.

SECTION 8.               Source and Amount of Consideration; Terms of Replacement Options.

Consideration.  Subject to applicable laws and regulations, we will issue Replacement Options to purchase shares of Common Stock of Adolor under the Plans in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us.  The number of shares of Common Stock subject to each Replacement Option granted pursuant to this Offer will be determined as described below, subject to adjustments for any stock splits, stock dividends and similar events affecting the Common Stock of Adolor and in accordance with the terms of the Plan pursuant to which the Replacement Option is granted.

The number of Replacement Options to be issued in the Exchange Program in exchange for Eligible Options depends on the exercise price of the surrendered Eligible Options and the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date.  The exchange ratios were established after consultation with an independent third-party expert consultant on stock plans and stock proposals.  In reviewing the exchange ratios, the Company utilized a valuation model to calculate the estimated value of Eligible Options before the exchange and the value of Replacement Options after the exchange.  The valuation model took into account various factors, including the current and estimated future fair market value of our Common Stock, the weighted average exercise price of the Eligible Options proposed to be exchanged, estimated weighted average remaining terms of the Eligible Options and Replacement Options, prevailing interest rates and the historical volatility of the Company’s stock price.

The number of shares you will be entitled to purchase pursuant to a Replacement Option will be determined by applying the applicable exchange ratio.  If application of the applicable exchange ratio to particular Replacement

Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis.  No consideration will be paid for such fractional shares.

Determination of the applicable exchange ratio depends on the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date.  As a result, the number of shares you will be entitled to purchase pursuant to a Replacement Option will not be determinable before that date.  The exchange ratios that will be used to determine the number of shares issuable pursuant to each Replacement Option are as follows:

Exchange Ratio (Eligible for Replacement) By Tier (1)(2)
Closing Sale Price	Tier 1: $7.00 - $8.99	Tier 2: $9.00 - $14.49	Tier 3: $14.50 - $18.99	Tier 4: $19.00 and up
$1.25	8.1 to 1	15.3 to 1	16.9 to 1	33.2 to 1
$1.50	6.1 to 1	10.8 to 1	12.8 to 1	22.8 to 1
$1.75	4.9 to 1	8.2 to 1	10.3 to 1	16.9 to 1
$2.00	4.0 to 1	6.5 to 1	8.5 to 1	13.2 to 1
$2.25	3.5 to 1	5.4 to 1	7.2 to 1	10.7 to 1
$2.50	3.0 to 1	4.6 to 1	6.3 to 1	9.0 to 1
$2.75	2.7 to 1	4.0 to 1	5.5 to 1	7.6 to 1
$3.00	2.4 to 1	3.5 to 1	5.0 to 1	6.7 to 1
$3.25	2.2 to 1	3.1 to 1	4.5 to 1	5.9 to 1
$3.50	2.1 to 1	2.8 to 1	4.1 to 1	5.3 to 1
$3.75	1.9 to 1	2.6 to 1	3.8 to 1	4.7 to 1
$4.00	1.8 to 1	2.4 to 1	3.5 to 1	4.3 to 1
$4.25	1.7 to 1	2.2 to 1	3.2 to 1	4.0 to 1
$4.50	1.6 to 1	2.1 to 1	3.1 to 1	3.7 to 1
$4.75	1.5 to 1	2.0 to 1	2.9 to 1	3.4 to 1
$5.00	1.5 to 1	1.8 to 1	2.7 to 1	3.2 to 1

(1)

The stated exchange ratios will apply for all exercise prices for Replacements Options within the applicable tier (if, for example, the exercise price for an Eligible Option is $10.75 and the closing sale price on the last trading day immediately prior to the Replacement Option grant date is $2.00, then the exchange ratio will be 6.5 for 1 (i.e., an Eligible Person would receive a Replacement Option for 0.1539 of a share of Common Stock for each share of Common Stock underlying an Eligible Option that is surrendered for exchange)).

(2)

If application of the applicable exchange ratio to particular Replacement Options to be issued in exchange for Eligible Options surrendered results in a fractional share, the number of shares underlying the Replacement Options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

For example, if the closing sale price on the last trading day immediately prior to the Replacement Option grant date is $2.00, then:

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $8.00 per share can be exchanged for a Replacement Option to purchase 250 shares;

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $12.00 per share can be exchanged for a Replacement Option to purchase 153 shares;

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $17.00 per share can be exchanged for a Replacement Option to purchase 117 shares; and

•                  an Eligible Option to purchase 1,000 shares at an exercise price of $21.00 per share can be exchanged for a Replacement Option to purchase 75 shares.

For a closing sale price between the closing sale prices shown above, exchange ratios will be determined on the basis of straight line interpolation. For example, if the closing price on the Replacement Option grant date is $1.12, the exchange ratios will be 10.1 to 1, 19.9 to 1, 20.5 to 1 and 44.5 to 1 for Tiers 1, 2, 3 and 4, respectively. If the closing sale price of our Common Stock on the last trading day immediately prior to the Replacement Option grant date is higher or lower than the range covered by the table above, the exchange ratios will be determined in a manner consistent with those shown in the table.

The exchange ratios shown in the table above were designed to reflect the relatively lower value of Eligible Options with exercise prices significantly above current market value, and the correspondingly higher value of Eligible Options with a lower exercise price. Since an Eligible Option with a high exercise price is worth less than an Eligible Option with an exercise price closer to the current trading price of our Common Stock (assuming a corresponding expiration date), an Eligible Option with a high exercise price is exchangeable for a Replacement Option exercisable for relatively fewer shares than an Eligible Option with a low exercise price.

Terms of Replacement Options. The terms of each Replacement Option will be substantially identical to those of the Eligible Option for which it is exchanged, except that (i) the per share exercise price will be equal to the closing sale price of the Company’s Common Stock on the Replacement Option grant date as reported by the NASDAQ Global Market; (ii) the number of shares for which the Replacement Option is exercisable will be less than the number of shares for which the exchanged Eligible Option was exercisable; and (iii) the Replacement Option will vest in four equal semi-annual installments over a two-year period after the Replacement Option grant date, with the first vesting occurring six months after such grant date; provided, however, that if a fully-vested Eligible Option surrendered pursuant to this Offer is set to expire on or before the date that is two and one-half years following the Replacement Option grant date (i.e., February 20, 2012, assuming the expiration of this Offer on August 19, 2009), then a Replacement Option received in exchange for such Eligible Option will vest in two equal semi-annual installments over a 12-month period after the Replacement Option grant date, with the first vesting occurring six months after such grant date.

The terms and conditions of your Eligible Option(s) are set forth in the applicable option grant documents and in the Plan under which the Eligible Option was issued. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the anticipated option grant documents for those grants and the Plans under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the applicable option grant documents and the Plans. Additional information regarding the Plans may be found in the Form S-8 registration statement and related prospectus prepared by us in connection with that Plan. These documents can be obtained by contacting us at OptionExchange@adolor.com.

Exercise. Generally, you may exercise the vested portion of your Replacement Option at any time before the option expires. Your Replacement Option will have the same expiration date as applies to the Eligible Option for which it is exchanged.

Income Tax Consequences of the Option Exchange. Please refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options under this Offer.

Registration and Sale of Option Shares. All sales of shares of Common Stock issued pursuant to options granted under the Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been or will be registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Adolor, you will be able to sell the shares acquired upon exercise of your options without the need to comply with the transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933. Of course, you also will be required to comply with federal law relating to the trading of securities while aware of material non-public information and with the provisions of the Company’s Policy on Securities Trading by Adolor Personnel.

SECTION 9.        Information Concerning Adolor Corporation.

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the Entereg Access Support and Education Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GlaxoSmithKline, the Company launched ENTEREG in mid-2008. The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; a mu opioid receptor antagonist entering development for chronic opioid bowel dysfunction; and other opioid and non-opioid discovery programs.

We are a Delaware corporation with our principal executive offices located at 700 Pennsylvania Drive, Exton, Pennsylvania, 19341. Our telephone number is 484-595-1500 and our web site address is www.adolor.com. We include our web site address in this offering memorandum only as an inactive textual reference and do not intend it to be an active link to our web site. The information on our website is not incorporated by reference in this offering memorandum.

Certain Financial Information. Set forth below is certain summary historical financial information with respect to Adolor derived from information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. More comprehensive financial information is included in these reports and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. You may request a copy of these documents at our address shown under Section 16.

Summary Consolidated Income Statements and Balance Sheets

	Year Ended December 31,		Three Months Ended March 31,
	2007	2008	2008	2009
	(in thousands, except per share data)
Statements of Operations
Product sales, net	$—	$1,248	$—	$1,432
Contract revenues	9,120	48,208	6,211	5,248
Total revenues, net	9,120	49,456	6,211	6,680
Operating expenses incurred:
Cost of product sales	—	204	—	153
Research and development	41,610	52,664	11,421	12,323
Selling, general and administrative	23,970	31,115	5,549	7,878
Total operating expenses	65,580	83,983	16,970	20,354
Loss from operations	(56,460)	(34,527)	(10,759)	(13,674)
Other income, net	8,017	4,405	1,703	487
Net loss	$(48,443)	$(30,122)	$(9,056)	$(13,187)
Basic and diluted net loss per share	$(1.05)	$(0.65)	$(0.20)	$(0.28)
Shares used in computing basic and diluted net loss per share	45,933	46,158	45,948	46,296

	As of December 31,		As of March 31,
	2007	2008	2009
	(in thousands)
Balance Sheet
Cash, cash equivalents and short-term investments	$167,189	$131,910	$124,672
Working capital	147,543	112,250	105,697
Total assets	178,677	144,427	134,711
Accumulated deficit	(424,944)	(455,067)	(468,254)
Total stockholders’ equity	112,353	88,619	76,152

Ratio of Earnings to Fixed Charges

The following table sets forth our deficiency of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings, as defined. Earnings include income before taxes plus fixed charges. Fixed charges include one-third of rental expense attributable to the interest factor. On this basis, earnings for the periods shown were not adequate to cover fixed charges; therefore, the amount of the deficiency is shown.

	Year Ended December 31,		Three Months Ended March 31,
	2007	2008	2008	2009
	(in thousands)
Deficiency of earnings to cover fixed charges	$48,443	$30,467	$9,142	$13,277

SECTION 10.      Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements. Concerning the Eligible Options.

A list of the directors and executive officers of Adolor is attached as Schedule A to this offering memorandum.

The following table shows ownership of Eligible Options by each director and executive officer of Adolor as of July 21, 2009.

	Shares Subject to Eligible Options Beneficially Owned	Percentage of Total Eligible Options
Michael R. Dougherty (1)	740,000	32.2%
John M. Limongelli, Esq. (1)	—	—
George R. Maurer (1)	131,076	5.7%
Eliseo O. Salinas (1)	—	—
Stephen W. Webster (1)	—	—
Armando Anido (1)	60,000	2.6%
Georges Gemayel, Ph.D. (1)	—	—
Paul Goddard (1)	88,000	3.8%
George V. Hager, Jr. (1)	60,000	2.6%
David M. Madden (1)	90,000	3.9%
Guido Magni, M.D., Ph.D. (1)	—	—
Claude H. Nash, Ph.D. (1)	84,000	3.7%
Donald Nickelson (1)	60,000	2.6%

(1) Directors and executive officers are not eligible to participate in the Exchange Program.

Neither we nor any of our executive officers or directors were engaged in transactions involving grants of Eligible Options during the 60 days prior to July 22, 2009. For more detailed information on the beneficial ownership of our Common Stock by our directors and executive officers, you can consult the beneficial ownership table on page 33 of our proxy statement for our 2009 Annual Meeting of Stockholders.

Except as described in this offering memorandum and except as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or our proxy statement for our 2009 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11.      Status of Eligible Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Each Eligible Option that we acquire pursuant to this Offer will be cancelled. Subsequently, the shares of Common Stock subject to an exchanged Eligible Option will be available for future awards under our Plans.

Under SFAS No. 123R, the exchange of options under the Exchange Program is treated as a modification of the existing options for accounting purposes. Accordingly, there may be incremental compensation cost of the Replacement Options granted in the Exchange Program that would be recorded in our financial statements. The incremental compensation cost, if any, will be measured as the excess, if any, of the fair value of the Replacement Options granted to employees in exchange for surrendered Eligible Options, measured as of the date such new awards are granted, over the fair value of the original Eligible Options surrendered in exchange for such Replacement Options, measured immediately before the exchange. Because the Exchange Program is designed as a value-for-value exchange, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Program. The incremental and remaining compensation expense associated with the Exchange Program will be recognized over the service period of such awards. Generally, if any portion of the Replacement Option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the Replacement Option award will not be recognized.

SECTION 12.      Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to this Offer. We are not aware of any margin requirements or antitrust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Replacement Options as contemplated in this Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept surrendered Eligible Options for exchange and to issue Replacement Options would be subject to obtaining any required governmental approval.

SECTION 13.               Material U.S. Federal Income Tax Consequences.

Material United States Tax Consequences. The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of Replacement Options pursuant to this Offer.  This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer, all of which may change, possibly on a retroactive basis.  This discussion does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all Eligible Persons.  If you are a citizen or resident of a country other than the United States, or are subject to the tax laws of more than one country, or change your residence or citizenship during or after the offer period, the information contained in this discussion may not be applicable to you.  Because of the limited scope of the discussion provided herein, and because the tax consequences will vary depending on individual circumstances, each Eligible Person is urged to consult with his or her own tax advisor.

We believe that if you exchange your Eligible Options for Replacement Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the Replacement Options are granted.  However, see discussion below under Incentive Stock Options for information concerning the possibility that, even if you elect not to participate in the Exchange Program, your incentive stock options may be affected.

If you tender an Eligible Option that is a non-qualified stock option and your Eligible Option is accepted and cancelled, the Replacement Option issued to you will be a non-qualified stock option.  If you tender an Eligible Option that is an incentive stock option and your Eligible Option is accepted and cancelled, the Replacement Option issued to you will be an incentive stock option unless federal tax rules limit this characterization.  In general, federal tax rules provide that to the extent the fair market value of the shares subject to an incentive stock option that first become exercisable in any year exceeds $100,000, based on the value of the shares on the date the option was granted, the excess will be treated as a non-qualified stock option.

Non-qualified Stock Options. Generally, you will not recognize compensation income upon the grant of a non-qualified stock option.  However, you generally will recognize compensation income upon the exercise of a non-qualified stock option in an amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price.  Your holding period for the shares acquired through exercise of the option will begin on the day after the date of exercise.

Your tax basis for any shares acquired upon exercise of a non-qualified option will equal the exercise price you paid plus any income recognized upon the exercise of the option.  Upon selling shares acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified option and your tax basis in such shares.  This capital gain or loss will be long-term capital gain or loss if you have held the shares acquired through exercise of the non-qualified option for more than one year prior to the date of the sale and will be a short-term capital gain or loss if you held such shares for one year or less.

Incentive Stock Options. Generally, you will not recognize compensation income upon the grant of an incentive stock option or upon the exercise of an incentive stock option.  Instead, the tax is generally deferred until you sell the stock acquired upon exercise of the incentive stock option, at which time you are taxed on the entire gain.  As long as the sale is at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the gain will be taxed at the long-term capital gains rate.  If the sale is earlier, it is considered a “disqualifying disposition,” and you must treat the gain realized in the disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price you paid for the stock, or (2) the amount realized on disposition of the stock minus the exercise price you paid for the stock.  However, for alternative minimum tax, or AMT, purposes, unless the shares are sold in a disqualifying disposition in the year of exercise, the amount equal to the excess of the fair market value of the shares acquired through the exercise of the option on the exercise date over the exercise price is considered income subject to AMT in the year the incentive stock option is exercised.

If you choose not to participate in this Offer, we believe that you will not be subject to current U.S. federal income tax merely for not choosing to participate.  We also believe that this Offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in this Offer.  We currently anticipate that this Offer will not remain open for 30 days or more.  However, the terms of this Offer allow us to have this Offer remain open for 30 or more days at our discretion.  If you elect not to participate in this Offer in certain circumstances your existing incentive stock options may be subject to unfavorable tax consequences unless you affirmatively decline this Offer.

Should this Offer remain open for 30 days or more and you choose not to participate in this Offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code.  Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of this Offer.  The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you are continuously an employee of Adolor from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability).  If you do not dispose of the shares received upon exercise of the option within one year after the date of exercise or within two years after the date of grant, the full amount of the gain upon a subsequent disposition of the shares will be taxed as a long-term capital gain.  However, the modification described above will mean that this holding period will begin again.  Therefore, if (1) you choose not to participate in this Offer, (2) this Offer is held open 30 days or more and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the Exchange Program and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition.  You must treat gain realized in this disqualifying disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price you paid for the stock, or (2) the amount realized on disposition of the stock minus the exercise price you paid for the stock.  Any gain in excess of these amounts will be treated as either short-term or long-term capital gain.  In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you.

Tax Consequences to the Company. The grant of a stock option by us will have no tax consequences to us.  However, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified stock option or upon a disqualifying disposition of an incentive stock option in an amount equal to the amount of ordinary income attributable to you with respect to such options.

WE ENCOURAGE ALL ELIGIBLE PERSONS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

SECTION 14.              Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and, by doing so, delay the acceptance for exchange of any Eligible Options, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Time, including the Expiration Time as the same may be extended, to terminate or amend this Offer or to postpone our acceptance and cancellation of any Eligible Options tendered for exchange upon the occurrence of any of the conditions specified in Section 7 of this offering memorandum by making a public announcement of the termination, amendment or postponement.  Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform them of the change.  If this Offer is terminated or withdrawn, any Eligible Options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.  Any termination or withdrawal of this Offer will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7 of this offering memorandum has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment.  In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Time.  Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform them of the change.  Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.  For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EDT.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer in accordance with applicable legal requirements.  The amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we materially change the terms of this Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.  If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Offer so that this Offer is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15.              Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer.

SECTION 16.              Additional Information.

This offering memorandum is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This offering memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Options:

(a) Adolor Corporation’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2009, filed with the SEC on April 30, 2009.

(b) Adolor Corporation’s Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on April 1, 2009.

(c) Adolor Corporation’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2008, filed with the SEC on February 26, 2009.

(d) Adolor Corporation’s Current Reports on Forms 8-K and 8-K/A, filed with the SEC on January 12, 2009, February 5, 2009, February 25, 2009, February 25, 2009, April 29, 2009, May 14, 2009, June 9, 2009 and July 20, 2009.

(e) Adolor Corporation’s registration statement on Form S-8 (registering shares to be granted under the 2003 Plan), filed with the SEC on June 6, 2003, as amended from time to time.

(f) Adolor Corporation’s registration statement on Form S-8 (registering shares to be granted under the 1994 Plan), filed with the SEC on December 4, 2000, as amended from time to time.

(g) Description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-30039), filed March 21, 2000, which incorporates by reference the section entitled “Description of Capital Stock” in our registration statement on Form S-1 (File No. 333-96333), filed February 8, 2000, as amended from time to time, and including any amendment or report filed for the purpose of updating such description.

(h) All other documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (c) and prior to the date of this Offer.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.  We will also provide, without charge, to each person to whom a copy of this offering memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have in this offering memorandum referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to:

Adolor Corporation

Attention: Investor Relations

700 Pennsylvania Drive

Exton, Pennsylvania 19341

Fax: 484-595-1582

E-mail: investorrelations@adolor.com

or by telephoning us at 484-595-1500.

The information contained in this offering memorandum about Adolor should be read together with the information contained in the documents to which we have referred you.  As you read the foregoing documents, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offering memorandum, you should rely on the statements made in the most recently dated document.

SECTION 17.              Miscellaneous.

This offering memorandum and our SEC reports referred to herein include forward-looking statements.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning.  Any or all of the forward-looking statements included in this offering memorandum and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate.  This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties.  These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q.  Forward-looking statements speak only as of the date they are made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law or regulation.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law.  If, after a good faith effort, we cannot comply with an applicable law, this Offer will not be made to, nor will elections to exchange Eligible Options be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

Nothing in this offering memorandum gives any person the right to remain in the employ of Adolor or affects our right to terminate the employment of any person at any time with or without cause.  Nothing in this offering memorandum constitutes a contract or guarantee of employment or compensation.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this Offer.  You should rely only on the information contained in this offering memorandum or other information to which we have in this offering memorandum referred you.  We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this offering memorandum or in the related Election Form.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Adolor Corporation

July 22, 2009

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

ADOLOR CORPORATION

The directors and executive officers of Adolor Corporation and their positions with the Company as of July 22, 2009 are set forth in the following table:

Name	Position(s) with the Company
Michael R. Dougherty	President, Chief Executive Officer and Director
John M. Limongelli, Esq.	Senior Vice President, General Counsel and Secretary
George R. Maurer	Senior Vice President, Manufacturing and Pharmaceutical Technologies
Eliseo O. Salinas, MD, MSc	Senior Vice President, Research and Development and Chief Medical Officer
Stephen W. Webster	Senior Vice President, Finance and Chief Financial Officer
Armando Anido	Director
Georges Gemayel, Ph.D.	Director
Paul Goddard	Director
George V. Hager, Jr.	Director
David M. Madden	Director
Guido Magni, M.D., Ph.D.	Director
Claude H. Nash, Ph.D.	Director
Donald Nickelson	Director

The address of each director and executive officer is: c/o Adolor Corporation, 700 Pennsylvania Drive, Exton, Pennsylvania 19341.

A-1